EX-99(d)(4)

INTERCREDITOR AND SUBORDINATION AGREEMENT

     This INTERCREDITOR AND SUBORDINATION AGREEMENT is entered into as of August 5, 2008, between WELLS FARGO FOOTHILL, INC., a California corporation, as agent for the Senior Lenders (“Senior Agent”), and BUCA FINANCING, LLC, as agent for the Subordinated Lenders (“Subordinated Agent”), in light of the following:

R E C I T A L S

           A.           Senior Agent and various financial institutions (collectively, “Senior Lenders” and together with Senior Agent, the “Senior Creditors”), on the one hand, and BUCA, Inc., a Minnesota corporation (“Parent”), and certain of Parent’s Subsidiaries party thereto, as borrowers (such Subsidiaries, together with Parent, “Borrowers”) on the other hand, have entered into that certain Credit Agreement, dated as of November 15, 2004 (as amended, restated, supplemented, refinanced and otherwise modified from time to time, the “Senior Creditor Loan Agreement”), pursuant to which Senior Creditors have agreed to extend certain financial accommodations to Borrowers.

           B.           As security for the prompt payment and performance of the Senior Creditor Indebtedness (as hereinafter defined), each Obligor (as hereinafter defined) has granted Senior Agent a security interest in all of the Collateral (as hereinafter defined), for the benefit of the Senior Creditors.

           C.           Subordinated Agent and various financing institutions (collectively, “Subordinated Lenders” and together with the Subordinated Agent, the “Subordinated Creditors”), on the one hand, and the Borrowers have entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, refinanced and otherwise modified from time to time, the “Subordinated Creditor Loan Agreement”) pursuant to which Subordinated Creditors have agreed to extend $3,500,000 in advances and certain other financial accommodations to the Borrowers to the extent provided for therein.

           D.           As security for the prompt payment and performance of the Subordinated Creditor Indebtedness (as hereinafter defined), each Obligor has granted or may hereafter grant Subordinated Agent a security interest in all of the Collateral, for the benefit of the Subordinated Creditors.

           E.           Senior Agent and Subordinated Agent wish to agree as to their respective rights to repayment by, and liens upon and security interests in the assets of Obligors, and as to certain other rights, priorities, and interests as between Senior Agent and the other Senior Creditors, on the one hand, and the Subordinated Agent and the other Subordinated Creditors, on the other hand.

A G R E E M E N T

        In consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which Senior Agent and Subordinated Agent hereby acknowledge, Senior Agent and Subordinated Agent hereby agree as follows:

           1.          Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Creditor Loan Agreement. In addition, the following terms, as used in this Agreement, shall have the following meanings:

        “Accounts”, “Chattel Paper”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “ Instruments”, “Inventory”, “Investment Property”, and “Proceeds”, shall have the meanings assigned to them under the UCC.

        “Agreement” means this Intercreditor and Subordination Agreement together with any and all amendments, extensions, modifications, riders, addenda, exhibits, and schedules hereto.

        “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

        “Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors or similar insolvency, reorganization act, state or federal law, common law or equitable cause.

        “Collateral” means all of each Obligor’s presently existing and hereafter acquired real and personal property, including Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, and Investment Property; all of each Obligor’s Proceeds (including insurance proceeds) of the foregoing, and all of Obligors’ books and records relating thereto.

          “Control Collateral” means any Collateral consisting of a certificated security (as defined in the UCC), Investment Property, a Deposit Account, and any other Collateral as to which a Lien may be perfected through physical possession or control by the secured party, or any agent therefor.

          “Discharge of the Senior Creditor Indebtedness” means the date on which the Senior Creditor Indebtedness has been paid in full, in cash (including, in the case of Letters of Credit, cash collateralization on terms satisfactory to Senior Agent in an amount equal to 105% of the aggregate Letter of Credit Usage), and the obligations, if any, of Senior Creditors to extend credit under the Senior Creditor Agreements have been irrevocably terminated.

              “Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition of any property by any person (or the granting of any option or other right to do any of the foregoing).

           “Distribution” means any payment, whether of principal, interest, fees, expenses or costs, or distribution by any Person of assets of any kind or character (whether in cash, securities, assets, by set-off, or otherwise and including by purchase redemption or other acquisition including any distributions which may be received in connection with any confirmed plan of reorganization for any or all of the Obligors).

             “Enforcement Action” means any action by Subordinated Agent, on behalf of the Subordinated Creditors, to enforce payment or performance by an Obligor of any of the Subordinated Creditor Indebtedness or Subordinated Creditor Agreements, including any of the following: (a) acceleration of the maturity of the Subordinated Creditor Indebtedness; (b) commencement of, prosecution of, or participation in any lawsuit, action or proceeding, whether private, judicial, equitable, administrative, or otherwise (including the commencement or joining with any other creditors in the commencement of any Insolvency Proceeding) against an Obligor or its property; (c) the taking of any action or the exercise of any right or remedy in respect of the setoff for, or recoupment against, the collection of any amounts due in respect of the Subordinated Creditor Indebtedness; (d) exercise of any Secured Creditor Remedy; or (e) in the event of an Insolvency Proceeding: (i) prosecuting a motion for relief from the automatic stay to exercise an Enforcement Action, (ii) objecting to Senior Agent’s motion for relief from the automatic stay to foreclose on and sell any of the Collateral, (iii) seeking or acquiescing in any request to convert an Insolvency Proceeding under chapter 11 of Title 11 of the Bankruptcy Code to a case under chapter 7 of Title 11 of the Bankruptcy Code, (iv) seeking the appointment of a trustee or examiner with expanded powers for an Obligor or any of its subsidiaries or affiliates, if any or (v) seeking to provide debtor in possession loans or advances to an Obligor wherein Senior Agent’s liens would be subordinated in priority. Notwithstanding the foregoing, none of (a) the filing by Subordinated Agent of a proof of claim in an Insolvency Proceeding, which proof of claim indicates Subordinated Creditors’ subordination hereunder, (b) the taking by Subordinated Agent or any Subordinated Creditor of an action consistent with the terms of Section 11(i) hereof, or (c) the exercise by Subordinated Agent or any Subordinated Creditors of their rights under the Warrant (as defined in the Subordinated Creditor Loan Agreement), shall constitute an “Enforcement Action.”

            “Exigent Circumstance” means an event or circumstance that materially and imminently threatens the ability of the Senior Agent, as determined in the good faith judgment of the Senior Agent, to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), or the diversion of funds in violation of the Senior Creditor Agreements.

            “Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Law with respect to any Obligor, (b) any other voluntary or involuntary insolvency or Insolvency Proceeding or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Obligor or with respect to a material portion of its assets, (c) any liquidation, dissolution or winding up of any Obligor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

                “Merger Termination Action” has the meaning assigned thereto in Section 3.

                “Obligors” means the Borrowers and the Guarantors.

                “Secured Creditor” means any of Senior Creditors or Subordinated Creditors, or any successor or assignee of any of them, in its capacity as a secured creditor under the Senior Creditor Agreements or the Subordinated Creditor Agreements, respectively.

                “Secured Creditor Remedies” means any action by a Secured Creditor in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including (a) the exercise of any remedies or rights of a “secured creditor” under Article 9 of the UCC, such as, without limitation, the notification of account debtors, (b) the exercise of any remedies available to a judgment creditor or (c) any other remedy available in respect of the Collateral available to such Secured Creditor under any Secured Creditors’ Agreement to which it is a party.

                “Secured Creditors’ Agreements” means, collectively, the Senior Creditor Agreements and the Subordinated Creditor Agreements.

                “Secured Creditors’ Indebtedness” means, collectively, the Senior Creditor Indebtedness and the Subordinated Creditor Indebtedness.

                “Senior Creditor Agreements” means, collectively, the Senior Creditor Loan Agreement, any Loan Documents referred to therein, and any other document, instrument, or agreement now existing or in the future entered into by or in favor of Senior Creditors and an Obligor in connection with the Senior Creditor Indebtedness or the Collateral, together with any amendments, replacements, substitutions, or restatements thereof; provided, that any such amendment, replacement, substitution, or restatement is in accordance with the terms of Section 17 hereof.

                “Senior Creditor Indebtedness” means (a) any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Obligors owing to the Senior Creditors under the Senior Creditor Agreements (including (i) reimbursement obligations in respect of Letters of Credit, (ii) all obligations or liabilities at any time owing under any Hedge Agreement with any Obligor, (iii) debtor in possession loans or advances and (iv) any obligation to make adequate protection payments relative to proceedings involving the use of cash collateral or motions for relief from the automatic stay in an Insolvency Proceeding), whether direct or indirect, contingent or of any other nature, character, or description (including all interest, fees, costs, expenses and similar items accruing after commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of an Obligor, including both amounts and interest, fees, costs, expenses and similar items that are allowable claims in such proceeding and all amounts and interest, fees, costs, expenses and similar items that, but for the provisions of the Bankruptcy Code, would have accrued and become due) and (b) any and all obligations pursuant to any amendment, refinancing, replacement, extension, renewal or refunding of the foregoing in favor of Senior Agent and the other Senior Creditors.

                “Standstill Period” means a period of 120 days from the date of receipt by Senior Agent of a written notice from Subordinated Agent stating that the existence of any “Event of Default” under the Subordinated Creditor Loan Agreement has occurred and is continuing thereunder and stating Subordinated Agent’s intention to exercise its rights to take actions with respect thereto.

                “Subordinated Creditor Agreements” means, collectively, the Subordinated Creditor Loan Agreement, any “Loan Documents” referred to therein, and any other document, instrument, or agreement now existing or in the future entered into by an Obligor with, or in favor of, any Subordinated Creditor in connection with the Subordinated Creditor Indebtedness or the Collateral, together with any amendments, replacements, substitutions, or restatements thereof.

                “Subordinated Creditor Indebtedness” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, and obligations of Obligors owing to Subordinated Creditors under the Subordinated Creditor Agreements, whether direct or indirect, whether contingent or of any other nature, character, or description (including all interest accruing after commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of an Obligor, to the extent such interest is an allowable claim in any such proceeding and all amounts and interest that, but for the provisions of the Bankruptcy Code, would have accrued and become due).

                “UCC” means the Uniform Commercial Code as adopted in the State of New York, or in such other jurisdiction as governs the perfection of the liens and security interests in the Collateral for the purposes of the provisions hereof relating to such perfection or effect of perfection.

           2.           Subordination and Standstill.

                       (a)       Subordination.      Subordinated Creditors hereby subordinate any and all Subordinated Creditor Indebtedness to the Senior Creditor Indebtedness.

                       (b)     Indebtedness.       Except as permitted by Section 11(i), until the earlier of (i) expiration of the Standstill Period (unless Senior Creditors are in good faith pursuing the exercise of their enforcement rights or remedies against, or attempting to vacate any stay on enforcement of their Liens on, all or a material portion of the Collateral), (ii) Discharge of the Senior Creditor Indebtedness has occurred, or (iii) the date of the stated maturity of the Subordinated Creditor Indebtedness (unless as of such date either (A) a payment default exists after an acceleration of the Senior Creditor Indebtedness or (B) an Insolvency Proceeding has been commenced with respect to any Obligor), Subordinated Creditors shall not accept or receive, by payment, setoff, or in any other manner, from an Obligor or any other obligor under the Subordinated Creditor Indebtedness, any Distribution, including payment of or for adequate protection in an Insolvency Proceeding, which may now or hereafter be owing to any Subordinated Creditor on account of the Subordinated Creditor Indebtedness. In the event that, notwithstanding the foregoing, an Obligor or any other obligor under the Subordinated Creditor Indebtedness shall make any Distribution to any Subordinated Creditor prohibited by the foregoing provisions of this Section 2(b), then and in such event such Distribution shall be segregated by such Subordinated Creditor and held in trust for the benefit of Senior Creditors and immediately shall be paid over, or turned over in kind, to Senior Agent (in the same form received, with all necessary endorsements) for application against the Senior Creditor Indebtedness remaining unpaid until Discharge of the Senior Creditor Indebtedness has occurred. Notwithstanding anything to the contrary contained in this Section 2(b), so long as (x) no Default has occurred and is continuing and (y) the aggregate principal balance (including any accrued and unpaid capitalized interest) outstanding under the Subordinated Creditor Loan Agreement equals or exceeds $4,000,000, Obligors may make and Subordinated Creditors may receive regularly scheduled cash payments of interest in respect of the Subordinated Creditor Loan Agreement in an amount not to exceed 15% per annum.

                       (c)       Enforcement.      Until the earlier of (i) expiration of the Standstill Period (unless Senior Creditors are in good faith pursuing the exercise of their enforcement rights or remedies against, or attempting to vacate any stay on enforcement of their Liens on, all or a material portion of the Collateral), (ii) Discharge of the Senior Creditor Indebtedness has occurred, or (iii) the date of the stated maturity of the Subordinated Creditor Indebtedness (unless as of such date either (A) a payment default exists after an acceleration of the Senior Creditor Indebtedness or (B) an Insolvency Proceeding has been commenced with respect to any Obligor), no Subordinated Creditor shall (x) commence, prosecute, or participate in any Enforcement Action or (y) other than pursuant to the “Merger Agreement” (as defined in the Subordinated Creditor Loan Agreement as in effect on the date hereof), incur any obligation to, or receive any loans, advances, or gifts from, an Obligor; provided, further, that (1) in any Insolvency Proceeding commenced by or against the Borrower or any other Obligor, Subordinated Agent may file a claim or statement of interest with respect to Subordinated Creditors’ Indebtedness, (2) Subordinated Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Subordinated Creditors, including without limitation any claims secured by the Collateral, if any, in each case not otherwise in contravention of the terms of this Agreement and (3) Subordinated Agent or any Subordinated Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by this Section 2(c) except as otherwise prohibited herein. Senior Agent agrees to provide reasonable notice to the Subordinated Agent of its intent to exercise and enforce its rights or remedies with respect to the Collateral.

                       (d)     Guaranties.      Subordinated Creditors may acquire guaranties with respect to the Subordinated Creditor Indebtedness, whether secured or unsecured, from any Obligor, only if and to the extent Senior Agent also acquires (or currently has) such guaranties with respect to the Senior Creditor Indebtedness, and in such event each Subordinated Creditor agrees that its rights with respect to its guaranties (including any collateral therefor) shall at all times be junior, subordinate, and subject to the rights of Senior Creditors with respect to any guaranties (including any collateral therefor) Senior Creditors may receive from such Obligor with respect to the Senior Creditor Indebtedness.

           3.           Merger Termination.   Notwithstanding anything in this Agreement to the contrary, if Senior Agent and Senior Creditors have not opted to accelerate the Senior Creditor Indebtedness following a Change of Control resulting from a Person other than a Subordinated Creditor or Affiliate thereof (an “Alternative Purchaser”) acquiring, directly or indirectly, 30% or more of the Stock of Parent having the right to vote for the election of members of the Board of Directors, Subordinated Creditors may, on and after the date the Alternative Purchaser consummates the acquisition of such Stock, in their sole discretion, commence, prosecute, or participate in any Enforcement Action against any Obligor with respect to the Subordinated Creditor Indebtedness (such Enforcement Action, a “Merger Termination Action”) and shall be entitled to, on or after the date the Alternative Purchaser consummates the acquisition of such Stock, accept or receive, by payment, setoff, or in any other manner, from an Obligor or any other obligor under the Subordinated Creditor Indebtedness, any Distribution which may be owing to Subordinated Creditors on account of the Subordinated Creditor Indebtedness. Any amounts received by any Subordinated Creditor pursuant to the preceding sentence shall be for the sole account and benefit of such Subordinated Creditor with respect to the Subordinated Creditor Indebtedness and shall not be held in trust or for the account of Senior Creditors. Notwithstanding the foregoing, if the “Merger Agreement” (as defined in the Subordinated Creditor Loan Agreement) is terminated prior to consummation of the Change of Control, Subordinated Agent, on behalf of the Subordinated Creditors, may accelerate the maturity of the Subordinated Creditor Indebtedness (to the extent it has the right to do so under the Subordinated Creditor Agreements) and may send written notice of such acceleration to Senior Agent to commence the Standstill Period.

           4.           Permitted Liens and Relative Priorities.   As between the Secured Creditors, notwithstanding: (a) the terms (including the description of collateral), dating, execution, or delivery of any document, instrument, or agreement; the time, order, occurrence, method, or manner of grant, attachment or perfection of any security interest or lien; the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any other documents, instruments, or agreements under the UCC or any other applicable law; (b) the existence of (or the order in which any Secured Creditor becomes a party to or a beneficiary of) any collateral agency arrangement with any party other than a Secured Creditor, or the appointment of such other party as a collateral agent to perfect the Secured Creditors’ liens and security interests, in all or in any part of the Collateral; (c) the existence of any control agreement in favor of any Secured Creditor; (d) whether the Senior Creditor Indebtedness or the liens or security interests securing the Senior Creditor Indebtedness, are held to be unperfected, deficient, invalid, void, voidable, voided, unenforceable, subordinated, reduced, or discharged, or are set aside, including pursuant to any Insolvency Proceeding; or (e) any provision of the UCC or any other applicable statute, rule, law, or court decision to the contrary, the Secured Creditors agree that, as to the Collateral of each Obligor:

                       (i)       Senior Agent shall have a first priority security interest in and lien on the Collateral, for the benefit of the Senior Creditors, to secure the Senior Creditor Indebtedness; and

                       (ii)       Subordinated Agent, for the benefit of the Subordinated Creditors, shall have, junior and subordinated to the security interest in and lien on the Collateral of Senior Agent, for the benefit of the Senior Creditors, a junior and subordinate security interest in and lien on the Collateral to secure the Subordinated Creditor Indebtedness.

For purposes of the foregoing allocation of priorities, any claim or a right to a set-off shall be treated in all respects as a security interest and no claimed right of set-off shall be asserted to defeat or diminish the rights or priorities provided for herein.

           5.          No Alteration of Priority.   The lien and security interest priorities provided in Section 4 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, or refinancing of any of the Secured Creditor Indebtedness, nor by any action or inaction which any Secured Creditor may take or fail to take in respect of the Collateral, or otherwise. Each Secured Creditor consents to Obligors granting to each other Secured Creditor the liens and security interests reflected in Section 4. Each Subordinated Creditor agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, perfection, priority, avoidability, or enforceability of the liens or security interests of Senior Agent upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

           6.          Perfection.   Except pursuant to Section 7 below, Subordinated Agent, on behalf of Subordinated Creditors, shall be solely responsible for perfecting and maintaining the perfection of its lien or security interest in any of the Collateral.

           7.          Agent for Perfection.   Each of Senior Agent and Subordinated Agent agrees to hold (or cause to be held) all Control Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents, bailees, or other similar third parties acting on their behalf) as non-fiduciary agent for the other Secured Creditor solely for the purpose of perfecting the security interest granted to each in such Control Collateral subject to the terms and conditions of this Agreement. If any Subordinated Creditor comes into possession, custody, or control of any Control Collateral, such Subordinated Creditor shall immediately delivery such Control Collateral to Senior Agent. None of the Senior Creditors or Subordinated Creditors, as applicable, shall have any obligation whatsoever to the other Secured Creditors to assure that the Control Collateral is genuine or owned by any Obligor or any other Person or to preserve their respective rights or benefits or those of any Person. The duties or responsibilities of Senior Agent and Subordinated Creditors under this Section 7 are and shall be limited solely to holding or maintaining control of the Control Collateral as non-fiduciary agent for the other for purposes of perfecting the Lien held by Senior Agent or Subordinated Agent, as applicable. Neither Senior Agent nor Subordinated Agent is, and neither of them shall be deemed to be, a fiduciary of any kind for each other or any other Person. Upon the Discharge of the Senior Creditor Indebtedness, Senior Agent shall, at the Obligors’ expense, or, in the event the Obligors fail to pay such expenses, at the Subordinated Creditors expense, deliver the remaining Control Collateral (if any) together with any necessary endorsements to Subordinated Agent to the extent Subordinated Agent confirms to Senior Agent in writing that the Subordinated Creditor Indebtedness remains outstanding (so as to allow Subordinated Agent to obtain control of such Control Collateral). Senior Agent agrees to take all other action reasonably requested by Subordinated Agent in connection with Subordinated Agent obtaining a first-priority interest in the Collateral; provided, that Subordinated Agent shall reimburse Senior Agent for reasonable costs and expenses associated with any such action.

           8.          Management of Collateral.   Until Discharge of the Senior Creditor Indebtedness has occurred: (a) Senior Agent shall have the exclusive right to manage the Collateral, including the exclusive right to perform and enforce the terms of the Senior Creditor Agreements with respect to the Collateral and to exercise and enforce all privileges and rights thereunder according to Senior Agent’s sole discretion, including the exclusive right to enforce or settle insurance claims with respect to the Collateral, to pay, compromise, or settle competing claims, liens, or security interests affecting the Collateral, to take or retake control or possession of the Collateral, and to hold, prepare for sale, sell, lease, or liquidate the Collateral; (b) except for a Merger Termination Action as specified in Section 3, neither Subordinated Creditors nor any party acting on their behalf, shall exercise any Secured Creditor Remedies with respect to the Collateral; and (c) any and all proceeds of the Collateral which shall come into the possession, control, or custody of any Subordinated Creditor will be deemed to have been received for the account of Senior Creditors and shall be immediately delivered or paid, as applicable, over to Senior Agent.

           9.         Sale of Collateral and Release of Guarantors.

                       (a)       Until the Discharge of the Senior Creditor Indebtedness has occurred: (i) except pursuant to a Merger Termination Action, only Senior Agent shall have the right to restrict or permit, or approve or disapprove, the sale or Disposition of the Collateral; and (ii) immediately upon the sale or Disposition of such Collateral by any Obligor with the consent of Senior Agent (including any sale under Section 363 of the Bankruptcy Code) or by or on behalf of Senior Agent or any Senior Creditor in connection with the exercise of its Secured Creditor Remedies, Subordinated Agent’s lien and security interest upon the Collateral sold shall be automatically, unconditionally and simultaneously released, and Subordinated Agent will promptly deliver (at Obligors’ expense) such release, reconveyance, and termination documents as Senior Agent or any Obligor may reasonably require in connection therewith.

                       (b)       Until the Discharge of the Senior Creditor Indebtedness has occurred, Subordinated Creditors shall immediately upon the release by Senior Agent of any guarantor of the Senior Creditor Indebtedness in connection with a Disposition of the Collateral, automatically, unconditionally and simultaneously release such guarantor from the Subordinated Creditor Indebtedness, and Subordinated Creditors will promptly deliver (at Obligors’ expense) such release, reconveyance, and termination documents as Senior Agent or such guarantor may reasonably request in connection therewith.

           10.         Insurance.   Until the Discharge of the Senior Creditor Indebtedness has occurred, in the event of the occurrence of a fire or other casualty resulting in damage to all or any portion of any Collateral (collectively, a “Casualty”):

                       (a)       Subordinated Creditors hereby waive any right to participate or join in any adjustment, compromise, or settlement of any claims resulting from a Casualty with respect to any Collateral;

                       (b)       All proceeds received or to be received on account of a Casualty shall be applied in the manner or manners provided for in the Senior Creditor Agreements and in accordance with this Agreement; and

                       (c)       Subordinated Creditors agree to execute and deliver to Senior Agent any documents, instruments, agreements or further assurances reasonably requested by Senior Agent to effectuate any of the foregoing.

           11.         Insolvency Proceeding.

                       (a)       Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the Senior Creditors and the Subordinated Creditors in or to any distributions from or in respect of any Collateral or Proceeds of Collateral, shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

                               (b)       Financing. Until Discharge of the Senior Creditor Indebtedness has occurred, if any Obligor shall be subject to any Insolvency Proceeding and Senior Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which Senior Agent has a Lien or to permit any Obligor to obtain financing provided by any one or more Senior Creditors under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, together with any Cash Collateral use, collectively a “DIP Financing”), then Subordinated Creditors agree that they will consent to such Cash Collateral use and raise no objection to such DIP Financing in an aggregate principal amount up to $15,000,000 and to the extent the Liens securing the Senior Creditor Indebtedness are discharged, subordinated to or pari passu with such DIP Financing, the Subordinated Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing. Subordinated Creditors agree that they shall not, directly or indirectly, (i) provide or offer to provide DIP Financing or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the Senior Creditor Indebtedness, or (ii) request or accept any form of adequate protection or any other relief except as provided in Section 11(e)(ii). In connection with any DIP Financing, if any Liens on the Collateral held by the Senior Creditors are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, then the Liens on the Collateral of the Subordinated Agent shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Collateral of the Senior Creditors consistent with this Agreement.

                       (c)       Sales. Until Discharge of the Senior Creditor Indebtedness has occurred, the Subordinated Creditors agree that they will consent, and will not object or oppose a motion to Dispose of any Collateral free and clear of the Liens or the claims that are in favor of the Subordinated Agent under Section 363 of the Bankruptcy Code or pursuant to a proposed plan of reorganization or liquidation for any or all of the Obligors if Senior Agent on behalf of the requisite Senior Creditors under the Senior Creditor Loan Agreement has consented to such Disposition of such assets.

                       (d)       Relief from the Automatic Stay. Until Discharge of the Senior Creditor Indebtedness has occurred, the Subordinated Creditors agree that they shall not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of Senior Agent.

                       (e)       Adequate Protection.

                                  (i)       Senior Creditors. In any Insolvency Proceeding involving an Obligor, the Subordinated Creditors agree that they shall not contest (or support any other person contesting): (A) any request by Senior Agent or any of the other Senior Creditors for adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise); (B) any objection by Senior Agent or any of the other Senior Creditors to any motion, relief, action, or proceeding based on Senior Agent, or any of the other Senior Creditors claiming a lack of adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise); or (C) the payment of interest, fees, expenses, or other amounts to Senior Agent or any other Senior Creditor under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

                                  (ii)       Subordinated Creditors. In any Insolvency Proceeding involving an Obligor:

                                                   (A)      Replacement Liens.      (1) Until Discharge of the Senior Creditor Indebtedness has occurred, if any one or more Senior Creditors are granted adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors) in connection with any consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”) or with any DIP Financing, then the Subordinated Creditors shall also be entitled to seek, without objection from the Senior Creditors, adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors), which replacement Lien, if obtained, shall be subordinate to the Liens securing the Senior Creditor Indebtedness and the Liens securing such DIP Financing on the same basis as the other Liens securing the Subordinated Creditor Indebtedness are subordinate to the Senior Creditor Indebtedness under this Agreement; and (2) In the event that the Subordinated Agent is granted adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors), then the Subordinated Agent agrees that the Senior Agent shall also be entitled to seek, without objection from the Subordinated Agent, a senior adequate protection Lien on existing or future assets of the Obligors as security for the Senior Creditor Indebtedness and for any DIP

Financing provided by one or more of the Senior Creditors. Any adequate protection Lien on such existing or future assets securing the Subordinated Creditor Indebtedness shall be subordinated (1) to the Lien on such collateral securing the Senior Creditor Indebtedness and any such DIP Financing provided by the Senior Creditors, and (2) to any other Liens granted to the Senior Creditors as adequate protection on the same basis as the other Liens securing the Subordinated Creditor Indebtedness are so subordinated to such Senior Creditor Indebtedness under this Agreement.

                                                  (B)      No Distributions.           In any Insolvency Proceeding involving an Obligor, the Subordinated Creditors shall not seek (1) adequate protection in the form of Distributions in respect of the Subordinated Creditor Indebtedness, nor (2) adequate protection in the form of Distributions with respect to its rights to the Collateral.

                                        (iii)       Allowance of Postpetition Accrual. Neither the Subordinated Agent nor the Subordinated Creditors shall object to, oppose, or challenge any claim by Senior Agent or any other Senior Creditor for allowance in any Insolvency Proceeding of Senior Creditor Indebtedness consisting of post-petition interest, fees, or expenses. Neither the Senior Agent nor the Senior Creditors shall object to, oppose, or challenge any claim by Subordinated Agent or any other Subordinated Creditor for allowance in any Insolvency Proceeding of Subordinated Indebtedness consisting of post-petition interest, fees, or expenses to the extent of the value of the Lien of the Subordinated Agent (after taking into account the Collateral securing the Senior Creditor Indebtedness).

                               (f)     Section 1111(b) of the Bankruptcy Code. The Subordinated Creditors shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Creditor to make an election under Section 1111(b)(2) of the Bankruptcy Code. The Subordinated Creditors waive any claim it may hereafter have against any Senior Creditor arising out of the election by any Senior Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code.

                               (g)     No Waiver. Except as set forth in Section 11(e)(ii)(A) hereof, nothing contained herein shall prohibit or in any way limit Senior Agent or any other Senior Creditor from objecting in any Insolvency Proceeding involving an Obligor to any action taken by the Subordinated Creditor, including the seeking by the Subordinated Creditors of adequate protection or the assertion by the Subordinated Creditors of any of their rights and remedies under the Subordinated Creditor Agreements.

                               (h)     Avoidance Issues. If any Senior Creditor is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Obligor any amount paid in respect of the Senior Creditor Indebtedness (a “Senior Creditor Recovery”), then such Senior Creditors shall be entitled to a reinstatement of Senior Creditor Indebtedness with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Senior Creditor Recovery. Except after a Merger Termination Action, if this Agreement shall have been terminated prior to such Senior Creditor Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

                               (i)     Plan of Reorganization. If in any Insolvency Proceeding involving an Obligor, debt obligations or equity interests of the reorganized debtor, whether or not secured by Liens upon any property of the reorganized debtor, are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, (i) on account of Senior Creditor Indebtedness, or (ii) on account of the Subordinated Creditor Indebtedness, or (iii) all on account of the Senior Creditor Indebtedness and the Subordinated Creditor Indebtedness, then the Subordinated Creditors shall have the right to receive such debt obligations or equity interests so long as the provisions of this Agreement (x) survive the distribution of such debt obligations or equity interests pursuant to such plan and (y) apply with like effect to such debt obligations and equity interests and the Liens securing such debt obligations and equity interests. The Subordinated Creditors shall not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement. Notwithstanding anything which may be construed to the contrary contained in this Agreement, the Subordinated Agent, on behalf of the Subordinated Creditors, is not prohibited from proposing an alternative plan of reorganization to a plan proposed by an Obligor and supported by the Senior Agent, so long as such alternative plan of reorganization (I) could reasonably be expected to become effective prior to a date which is 120 days following the date of the filing by the applicable Obligor of its plan of reorganization and disclosure statement, and (II) provides for a recovery by Senior Creditors of at least the same percentage of their total claim in cash as provided for in the plan supported by the Senior Agent.

                               (j)     Prohibition of Payments of Subordinated Creditor Indebtedness on Acceleration or in Insolvency Proceeding.

                                       (a)      Except as permitted by Section 11(i), upon (i) any acceleration of the principal amount due on any Subordinated Creditor Indebtedness which has not been rescinded or revoked, or (ii) any payment or distribution of assets of any Obligor, of any kind or character, whether in cash, property or securities, following commencement of an Insolvency Proceeding, other than in connection with a Merger Termination Action, there shall be a Discharge of the Senior Creditor Indebtedness before any Distribution is made on account of any of the Subordinated Creditor Indebtedness; and following commencement of an Insolvency Proceeding, any Distribution in respect of the Subordinated Creditor Indebtedness to which Subordinated Creditors would be entitled, except for the provisions hereof, shall be paid by any Obligor or any other Person making such Distribution, or by Subordinated Creditors if received by it, directly to the Senior Agent, to the extent necessary to result in the Discharge of the Senior Creditor Indebtedness, before any Distribution is made to any Subordinated Creditor.

                                       (b)      In any Insolvency Proceeding by or against any Obligor,

                                                  (A)      the Senior Agent may, and is hereby irrevocably authorized and empowered (in its own name or in the name of Subordinated Creditors or otherwise), but shall have no obligation to (1) demand, sue for, collect and receive every payment or distribution referred to in this Section 11 and give acquittance therefor and (2) file claims and proofs of claim in respect of the Subordinated Creditor Indebtedness; provided that the Senior Agent may only file claims and proofs of claims in respect of the Subordinated Creditor Indebtedness if (x) the Subordinated Creditors have failed to file such claims and proofs of claim and (y) there shall remain not more than twenty (20) days before such action is barred, prohibited or otherwise cannot be taken; provided, that the Senior Agent shall have provided written notice of its intent to file a proof of claim on behalf of the Subordinated Creditors to the Subordinated Agent at least the lesser of (I) three (3) days and (II) the number of days remaining in the twenty (20) day period described in this sentence, in each case before so filing.; and

                                                  (B)      Subordinated Creditors will duly and promptly take such action as the Senior Agent may reasonably request to execute and deliver to the Senior Agent such powers of attorney, assignments or other instruments as the Senior Agent may request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Creditor Indebtedness; provided, that Senior Agent shall reimburse Subordinated Creditors for reasonable costs and expenses associated with any such action.

           12.     Payments Held in Trust/Turnover. In the event that, notwithstanding any provision in this Agreement to the contrary, any Distribution in respect of the Subordinated Creditor Indebtedness prohibited by this Agreement shall be received by any Subordinated Creditor before there has been a Discharge of the Senior Creditor Indebtedness, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the Senior Agent, until there has been a Discharge of the Senior Creditor Indebtedness.

           13.     Notice of Default and Certain Events. Subordinated Agent shall promptly notify Senior Agent in writing of the occurrence of any of the following as applicable: (a) any default or event of default under the Subordinated Creditor Agreements; or (b) the demand for payment of, acceleration of or termination of any of the Subordinated Creditor Indebtedness.

           14.      Purchase Right.

                 (a)     The Senior Agent shall deliver to the Subordinated Agent a written notice (“Acceleration Notice”) at least five (5) Business Days (or, if Exigent Circumstances exist, one (1) Business Day) prior to (i) any acceleration of any part of the Senior Creditor Indebtedness or (ii) taking any action to sell or foreclose upon all or substantially all of the Collateral. Within 120 days of the earliest to occur of (x) receipt by Subordinated Agent of an Acceleration Notice, (y) the date of commencement of an Insolvency Proceeding with respect to any Obligor or (z) receipt by Senior Agent from Subordinated Agent of a notice (a “Merger Termination Notice”) informing Senior Agent of the occurrence of any termination of the “Merger Agreement” (as defined in the Subordinated Creditor Loan Agreement), Subordinated Creditors shall have an option, exercised by delivery of written notice by Subordinated Agent to Senior Agent (a “Purchase Notice”) given by a same-day facsimile or personal delivery, to purchase all (but not less than all) of the Senior Creditor Indebtedness (at the “Purchase Price” referred to in Section 14(c)) from Senior Agent and the other Senior Creditors; provided, that any such option arising due to the delivery of a Merger Termination Notice shall terminate upon the date the Subordinated Creditor Indebtedness has been paid in full, in cash. The Purchase Notice shall be irrevocable.

                 (b)     On the date specified by Subordinated Agent in the Purchase Notice (which shall not be less than 5 Business Days or more than 10 Business Days after the receipt by Senior Agent of the Purchase Notice), the Senior Creditors shall sell to Subordinated Creditors, without recourse or warranty (except as specified in Section 14(d)) of any kind, and Subordinated Creditors shall purchase from the Senior Creditors all (but not less than all) of the Senior Creditor Indebtedness. From and after such sale and purchase of the Senior Creditor Indebtedness, subject to the provisions of Section 14(c), the Subordinated Creditors shall be party to the Senior Credit Agreement and the other Senior Creditor Agreements, and shall have the rights and remedies and obligations and responsibilities of the Senior Creditors thereunder, and the Senior Creditors shall have assigned their rights and remedies and shall have been released from their obligations and responsibilities under the Senior Credit Agreement and the other Senior Creditor Agreements and shall cease to be parties thereto. The Senior Creditors and Subordinated Creditors will execute an assignment and acceptance agreement, substantially in the form attached as Exhibit A-1 to the Senior Credit Agreement as in effect on the date hereof (with such changes as are required to assign the entire Senior Creditor Indebtedness (as opposed to a percentage share thereof), to reflect the terms of this Section 14), to evidence the purchase and sale of the Senior Creditor Indebtedness.

                 (c)      Upon the date of such purchase and sale, the Subordinated Creditors shall (i) pay to Senior Agent as the purchase price therefor (the “Purchase Price”) the full amount of all the Senior Creditor Indebtedness then outstanding and unpaid (as reasonably determined by Senior Agent), (ii) without duplication of clause (i), furnish cash collateral to Senior Agent to secure the Senior Creditors with respect to (x) obligations under Letters of Credit, in an amount equal to 105% of the aggregate Letter of Credit Usage and, in any event, use commercially reasonable efforts to replace all of such Letters of Credit with letters of credit issued by or for the account of Subordinated Agent, (y) Hedge Agreements in an amount equal to 100% of any Obligor’s obligations (as determined by Senior Agent) (or such greater percentage as may be required by the documents evidencing such Hedge Agreements) and (z) Bank Product Obligations, in an amount equal to the Bank Product Reserve, (iii) without duplication of clause (i), agree to reimburse Senior Agent and the other Senior Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letters of Credit and any checks or other payments provisionally credited to the Senior Creditor Indebtedness, and/or as to which Senior Agent or any other Senior Creditor has not yet received final payment and (iv) without duplication of clause (i), agree to reimburse, within 3 Business Days of written demand by Senior Agent therefor, Senior Agent and the other Senior Creditors in respect of indemnification obligations of the Obligors under the Senior Creditor Agreements as to matters or circumstances identified by Senior Agent prior to such sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to any Senior Creditor. Such Purchase Price and cash collateral shall be remitted by wire transfer of immediately available federal funds to such bank account of Senior Agent as Senior Agent may designate in writing to Subordinated Creditors for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Subordinated Creditors to the bank account designated by Senior Agent are received in such bank account prior to 11:00 a.m. (California time)

and interest shall be calculated to and including such Business Day if the amounts so paid by Subordinated Creditors to the bank account designated by Senior Agent are received in such bank account later than 11:00 a.m. (California time).

                 (d)      Such purchase shall be expressly made without representation or warranty of any kind by any of the Senior Creditors as to the Senior Creditor Indebtedness or otherwise and without recourse to any of the Senior Creditors, except that each of the Senior Creditors shall severally represent and warrant: (i) the amount of the Senior Creditor Obligations being purchased from such Senior Creditor; (ii) that such Senior Creditor owns such Senior Creditor Indebtedness free and clear of any Liens or encumbrances; and (iii) such Senior Creditor has the right to assign such Senior Creditor Indebtedness and the assignment is duly authorized.

                 (e)     In the event that any Subordinated Creditor exercises and consummates the purchase option set forth in thisSection 14, (i) Senior Agent, Issuing Bank and Swing Line Lender shall immediately resign under the Senior Credit Agreement and shall have no further obligations or duties in their respective capacities as such thereunder and (ii) Senior Agent agrees to take all other action reasonably requested by Subordinated Agent Creditor in connection with Subordinated Agent obtaining a first-priority interest in the Collateral; provided, that Subordinated Agent shall reimburse Senior Agent for reasonable costs and expenses associated with any such action.

           15.      Further Assurances.

                 (a)      Additional Documents. Subordinated Agent, on behalf of the Subordinated Creditors and the Senior Agent, on behalf of the Senior Creditors, each agrees to execute and deliver, upon the request of Senior Agent or the Subordinated Agent, as applicable, such documents and instruments (appropriate for filing, if requested) as may be necessary or appropriate to fully implement or to fully evidence the understandings and agreements contained in this Agreement. Without limiting the foregoing, in the event that all or part of any of the Senior Creditor Indebtedness is hereafter refinanced in accordance with the terms of Section 17 hereof, Subordinated Agent agrees to enter into one or more new agreements with the refinancing lender or lenders on terms identical to those of this Agreement. In the event that Subordinated Creditor assigns or transfers to others any portion of the Subordinated Creditor Indebtedness or any collateral security therefor, the assignee or transferee shall confirm in writing its agreement to be bound by the provisions of, or shall enter into one or more new agreements with Senior Agent on terms identical to those of, this Agreement.

                 (b)     Legending Documents, Instruments. Subordinated Agent agrees to place or cause to be placed on the face of each original of the Subordinated Creditor Agreements and each note and instrument now or in the future evidencing or securing the Subordinated Creditor Indebtedness, a legend that reads substantially as set forth below, and shall promptly deliver a copy of such legended agreement, promissory note, or instrument to Senior Agent.

“Anything herein to the contrary notwithstanding, the repayment of the obligations evidenced by this [Agreement] [Note], the liens and security interests securing the obligations evidenced by this [Agreement] [Note], the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor and Subordination Agreement dated as of August 5, 2008 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between Wells Fargo Foothill, Inc., a California corporation, as Senior Agent, and Buca Financing, LLC as Subordinated Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this [Agreement] [Note], the terms of the Intercreditor Agreement shall govern and control.”

                  (c)      Attorney in Fact. Senior Agent is hereby irrevocably constituted and appointed the attorney-in-fact of Subordinated Creditors on the Subordinated Creditor Indebtedness and to take all action either in Senior Agent’s name or in the name of Subordinated Creditors, which in Senior Agent’s opinion is reasonably necessary or desirable to enable Senior Creditors to obtain all such payments on the Subordinated Indebtedness that are to be turned over to Senior Agent pursuant to this Agreement.

           16.      Representations; Warranties.   Subordinated Agent represents and warrants to Senior Creditors that: (a) Subordinated Agent is the holder of the liens and security interests which secure or will secured the Subordinated Creditor Indebtedness and (b) Subordinated Creditors are currently informed of the financial condition of each Obligor and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Senior Creditor Indebtedness; and that Subordinated Creditors will continue to keep informed of each Obligor’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Senior Creditor Indebtedness. Each of Senior Agent and Subordinated Agent represents and warrants to the other that it has full right, power, and authority to enter into this Agreement and, to the extent it, as applicable, is an agent or trustee for other parties, that this Agreement shall fully bind all such other parties. Senior Agent represents and warrants to Subordinated Agent that, as of the date hereof, other than the “Specified Events of Default” as defined in that certain Amendment Number Fourteen to Credit Agreement dated as of even date herewith by and among Senior Agent, Senior Lenders and the Obligors, no Obligor has notified Senior Agent of the existence of a Default or an Event of Default under the Senior Creditor Loan Agreement.

           17.      Modification of Senior Creditor Indebtedness.   Subordinated Agent agrees that Senior Agent shall have absolute power and discretion, without notice to Subordinated Agent, to deal in any manner with the Senior Creditor Indebtedness, including, but not by way of limitation, the power and discretion to do any of the following: (a) any demand for payment of any Senior Creditor Indebtedness may be rescinded in whole or in part, and any Senior Creditor Indebtedness may be continued, and the Senior Creditor Indebtedness or the liability of any Obligor upon or for any part thereof, or any Collateral or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, modified, accelerated, compromised, waived, surrendered, or released; and (b) the Senior Creditor Agreements may be amended, modified, supplemented, or terminated, in whole or in part, as Senior Creditors may deem advisable from time to time, and, except as otherwise prohibited herein, any Collateral may be sold, exchanged, waived, surrendered or released; provided that any such amendment, modification, supplement, or termination does not: (i) increase the sum of (without duplication) the principal balance of the Senior Creditor Indebtedness and the aggregate face amount of the Letters of Credit issued under the Senior Creditor Agreements by an amount greater than $15,000,000, (ii) increase the “Applicable Margin” or similar component of the interest rate by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate), (iii) extend the scheduled maturity of the Senior Creditor Indebtedness or any refinancing thereof beyond the scheduled maturity of the Subordinated Creditor Indebtedness or any refinancing thereof, or (iv) contravene any provision of this Agreement. Subordinated Creditors will remain bound under this Agreement, and the subordination provided for herein shall not be impaired, abridged, released, or otherwise affected notwithstanding any such renewal, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender, or release. All dealings between Senior Creditors and any Obligor shall be deemed to have been consummated in reliance upon this Agreement.

           18.       Modification of Subordinated Creditor Indebtedness.   No Subordinated Creditor Agreement may be amended or modified without the prior written consent of Senior Agent if the effect of such amendment or modification is to (i) increase the interest rate applicable thereto, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default, (iv) change any financial maintenance covenant therein in a manner that would not preserve, on equivalent economic terms, the absolute or percentage difference (whichever is greater) that exists on the date hereof between such numerical threshold or limitation in the Senior Creditor Agreements and the corresponding threshold or limitation in the Subordinated Credit Agreements or add any new financial maintenance covenant, (v) change the prepayment provisions of Subordinated Credit Agreements or add any mandatory prepayments thereto, (vi) change the subordination provisions thereof (or of any guaranty thereof), (vii) change or release any collateral therefor, or (viii) make any other amendment thereof or change thereto, if the effect of such amendment or change with all other amendments or changes made, is to increase materially the obligations of the Obligors or to confer any additional rights on the Subordinated Creditors under the Subordinated Credit Agreements (or a representative on their behalf) that would be adverse to the Obligors under the Subordinated Credit Agreements.

           19.     Waivers by Subordinated Creditor.

                 (a)      Senior Creditor Indebtedness.   All Senior Creditor Indebtedness at any time incurred by any Obligor shall be deemed to have been incurred, and all Senior Creditor Indebtedness held by any Senior Creditor shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and Subordinated Agent hereby waives (i) notice of acceptance, or proof of reliance, by any of the Senior Creditors of this Agreement, and (ii) except as provided in this Agreement, notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Creditor Indebtedness. Nothing contained in this Agreement shall preclude any of the Senior Creditors from discontinuing the extension of credit to any Obligor (whether under the Senior Creditor Agreements or otherwise) or from taking (without notice to Subordinated Creditors, any Obligor, or any other Person, except as otherwise provided in this Agreement) any other action in respect of the Senior Creditor Indebtedness or the Collateral which such Senior Creditor is otherwise entitled to take with respect to the Senior Creditor Indebtedness or the Collateral in accordance with the terms of this Agreement. None of the Senior Creditors or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If Senior Agent or any other Senior Creditor honors (or fails to honor) a request by an Obligor for an extension of credit pursuant to any of the Senior Creditor Agreements, whether such Senior Agent or such Senior Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Subordinated Creditor Agreements or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Senior Agent or such Senior Creditor otherwise should exercise any of its contractual rights or remedies under the Senior Creditor Agreements (subject to the express terms and conditions hereof), neither of the Senior Agent nor any Senior Creditor shall have any liability whatsoever to the Subordinated Creditor as a result of such action, omission, or exercise unless such action, omission, or exercise results in a violation of any provision of this Agreement. Each Senior Creditor will be entitled to manage and supervise its loans and extensions of credit under the Senior Creditor Agreements as such Senior Creditor may, in its sole discretion, deem appropriate, and each Senior Creditor may manage its loans and extensions of credit without regard to any rights or interests that Subordinated Creditors may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. Subordinated Creditors agree that no Senior Creditor shall incur any liability as a result of a sale, lease, license, application or other Disposition of all or any portion of the Collateral or any part or Proceeds thereof in accordance with the terms of this Agreement. Each Senior Creditor may, from time to time, enter into agreements and settlements with Obligors that do not violate any provision of this Agreement as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting Collateral, releasing any Lien and releasing any Obligor. The Subordinated Agent waives any and all rights it may have to require any Senior Creditor to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

                 (b)      Notice of Acceptance and Other Waivers.  To the fullest extent permitted by applicable law, Subordinated Creditor hereby waives notice of any Default or Event of Default under the Senior Creditor Agreements or otherwise relating to the Senior Creditor Indebtedness.

                 (c)       Lawsuits; Defenses; Setoff.  To the fullest extent permitted by applicable law, Subordinated Agent, on behalf of Subordinated Creditors, (i) waives the right by statute or otherwise to require Senior Agent or any other Senior Creditor to institute suit against any Obligor or to exhaust any rights and remedies which Senior Agent or any Senior Creditor has or may have against any Obligor; (ii) waives any defense against any Senior Creditor arising by reason of any disability of any Obligor or other defense (other than the defense that the Discharge of the Senior Creditor Indebtedness has occurred (subject to the provisions of Sections 11(h) and 20) of any Obligor to the payment or performance of its obligations to any Senior Creditor; (iii) waives any rights to assert against Senior Agent or any other Senior Creditor any defense (legal or equitable), set-off, counterclaim, or claim which any Subordinated Creditors may now or at any time hereafter have against any Obligor; (iv) waives any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Creditor Indebtedness, any Subordinated Creditor Indebtedness or any security for either; (v) waives any defense arising by reason of any claim or defense based upon an election of remedies by Senior Agent or any other Senior Creditor; and (vi) waives the benefit of any statute of limitations affecting Subordinated Creditors’ obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Senior Creditor Indebtedness shall similarly operate to defer or delay the operation of such statute of limitations applicable to Subordinated Creditor's obligations hereunder.

                 (d)     Subrogation.   Subordinated Creditors shall be subrogated to the rights of Senior Agent and the other Senior Creditors to the extent that Distributions otherwise payable to Subordinated Creditors have been applied to the payment of the Senior Creditor Indebtedness; provided, that the Subordinated Agent, on behalf of itself and the Subordinated Creditors, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of the Senior Creditor Indebtedness shall have occurred. Senior Agent and the other Senior Creditors shall have no obligation or duty to protect any of the Subordinated Creditors’ rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall Senior Agent or any other Senior Creditor be liable for any loss to, or impairment of, any subrogation rights held by Subordinated Creditors. In the event that, after the Discharge of the Senior Indebtedness has occurred, Senior Agent receives a Distribution, such Distribution shall be held in trust for the benefit of and shall promptly be paid over to or delivered to Subordinated Creditors or such other Person as may be required by applicable law.

                 (e)      ELECTION OF REMEDIES.   WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, SUBORDINATED AGENT, ON BEHALF OF THE SUBORDINATED CREDITORS, WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY SENIOR AGENT AND THE OTHER SENIOR CREDITORS, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED THE RIGHTS OF SUBROGATION OF SUBORDINATED CREDITOR AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

           20.      Continuing Agreement; Other.   This Agreement shall be a continuing agreement, shall be irrevocable, and shall remain in full force and effect until Discharge of the Senior Creditor Indebtedness has occurred. To the extent that any Obligor or any guarantor or other provider of Collateral makes a payment on the Senior Creditor Indebtedness that is subsequently invalidated, declared to be fraudulent or preferential or set aside, or is required to be repaid to a trustee, receiver, or any other party under the Bankruptcy Code, including any Insolvency Proceeding (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Creditor Indebtedness that had previously been satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any Senior Creditor, an Event of Default shall be deemed to have existed and to be continuing under the Senior Creditor Agreements from the date of the Senior Creditors’ initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Senior Creditors. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Creditor Indebtedness. To the extent that any Subordinated Creditor has received any payments with respect to the Subordinated Creditor Indebtedness subsequent to the date of the Senior Creditors’ initial receipt of such Voided Payment and such payments to such Subordinated Creditor have not been invalidated, declared to be fraudulent or preferential, or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law, or equitable cause, such Subordinated Creditor shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Senior Creditors, and the Subordinated Agent hereby agrees to pay to Senior Agent for the benefit of the

Senior Creditors, upon demand, the full amount so received by such Subordinated Creditor to the extent necessary to fully restore to the Senior Creditors the amount of such Voided Payment.

           21.     Parties Intended to be Benefited.   All of the understandings, covenants, and agreements contained herein are solely for the benefit of Senior Creditors and Subordinated Creditors, and there are no other parties, including Obligors or any of the creditors, successors, or assigns of Obligors, which are intended to be benefited, in any way, by this Agreement.

           22.     Notice.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person, with receipt acknowledged, or by regular, registered, or certified United States mail, postage prepaid, or by telefacsimile, addressed as follows:

(a)	If to Senior Creditors, c/o Senior Agent at:

Wells Fargo Foothill, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn:
Fax No.:

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree St., N.E.
Suite 2400
Atlanta, GA 30308
Attn: Jesse H. Austin, III, Esq.
Fax No.: (404) 815-2424

(b)	If to Subordinated Creditors, c/o Subordinated Agent, at:

Buca Financing, LLC
c/o Planet Hollywood International Inc.
7598 West Sand Lake Road
Orlando FL 32819
Attn: General Counsel
Fax No.: (407) 352-7310

with copy to:

Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281
Attn: Kevin O’Mara
Fax No.: 212.504.6666

and

Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281
Attn: Stewart Kagan
Fax No.: 212.504.6666

or at such other address as may be substituted by notice given as herein provided. Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or actually received via telefacsimile transmission, or three days after the same shall have been deposited in the United States mail.

           23.      Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

           24.      Complete Agreement.  This Agreement constitutes the complete agreement and understanding of each of the Secured Creditors and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof.

           25.     Successors and Assigns.   This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Senior Creditors and Subordinated Creditors. Subordinated Creditors agree that they shall not assign or transfer any of the Subordinated Creditor Indebtedness or any of their rights under the Subordinated Creditor Agreements, (including any liens and security interests in the Collateral) without (a) prior notice being given to Senior Agent and (b) such assignment or transfer being made expressly subject to the terms of this Agreement.

           26.      Waiver of Jury Trial.   SENIOR CREDITORS AND SUBORDINATED CREDITORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. SENIOR CREDITORS AND SUBORDINATED CREDITORS HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT EITHER OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF RIGHT TO TRIAL BY JURY.

           27.     Waivers, Amendments, Choice of Law, etc.   Any waiver or amendment hereunder must be evidenced by a signed writing of a party to be bound thereby, and shall only be effective in the specific instance. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that actions may be tried and litigated in the state and federal courts located in the County of New York, in the State of New York. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

           28.       Construction.   Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified.

           29.     Costs and Attorneys Fees.   In the event it becomes necessary for any Secured Creditor to commence or become a party to any proceeding or action to enforce the provisions of this Agreement, the court or body before which the same shall be tried shall award to such Secured Creditor all reasonable costs and expenses thereof, including reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

           30.     Information Concerning Financial Condition.   Each of Senior Agent and Subordinated Agent hereby assume responsibility for keeping itself informed of the financial condition of Obligors and of all other circumstances bearing upon the risk of nonpayment of the Senior Creditor Indebtedness or the Subordinated Creditor Indebtedness, as applicable. Subordinated Agent hereby agrees that Senior Agent has and shall have no duty to advise Subordinated Agent of information known to Senior Agent or any other Senior Creditor regarding such condition or any such circumstances. Senior Agent hereby agrees that the Subordinated Agent has and shall have no duty to advise Senior Agent or any Senior Creditor of information regarding such condition or any such circumstance. In the event that Senior Agent, or Subordinated Agent, each in its sole discretion, undertakes, at any time or from time to time, to provide any such information to Subordinated Agent or to Senior Agent (as applicable), then neither Senior Agent nor Subordinated Agent (as applicable) shall be under any obligation (i) to provide any such information on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, Senior Agent or Subordinated Agent in its capacity solely as a Subordinated Agent, as applicable, wishes to maintain confidential. Subordinated Agent, acknowledges and agrees that neither Senior Agent nor any other Senior Creditor has made any warranties or representations with respect to the legality, validity, enforceability, collectibility or perfection of the Senior Creditor Indebtedness or any liens or security interests held in connection therewith. Senior Agent acknowledges and agrees that Subordinated Agent in its capacity solely as a Subordinated Agent has not made any warranties or representations with respect to the legality, validity, enforceability, collectibility or perfection of the Subordinated Creditor Indebtedness or any liens or security interests held in connection therewith.

           31.      Counterparts.   This Agreement may be executed in any number of counterparts, and by Senior Agent and Subordinated Agent in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same Agreement. Delivery of an executed counterpart by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart.

[remainder of page intentionally left blank]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above set forth.

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Senior Agent

By: /s/ Kelly Walsh
Name: Kelly Walsh
Title: Vice President

BUCA FINANCING, LLC,
as Subordinated Agent

By: /s/ Thomas Avallone
Name: Thomas Avallone
Title: Manager

Intercreditor and Subordination Agreement

ACKNOWLEDGMENT

     Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Intercreditor and Subordination Agreement (initially capitalized terms used without definitions herein shall have the meaning ascribed to such terms in the Intercreditor and Subordination Agreement) and consents thereto, and agrees to recognize all rights granted thereby to the parties thereto, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in such Intercreditor and Subordination Agreement. Each of the undersigned further acknowledges that no Obligor is an intended beneficiary under the Intercreditor and Subordination Agreement.

Dated as of August 5, 2008.

BUCA, INC.,
a Minnesota corporation

By: /s/ John T. Bettin
Name: John T. Bettin
Title: Chief Executive Officer and President

BUCA RESTAURANTS, INC.,
a Minnesota corporation

By: /s/ John T. Bettin
Name: John T. Bettin
Title: President and Treasurer

BUCA TEXAS RESTAURANTS, L.P.,
a Texas limited partnership

By: BUCA Restaurants, Inc., its general partner

By: /s/ John T. Bettin
Name: John T. Bettin
Title: President and Treasurer

BUCA RESTAURANTS 2, INC.,
a Minnesota corporation

By: /s/ John T. Bettin
Name: John T. Bettin
Title: President and Treasurer

Intercreditor and Subordination Agreement

BUCA (MINNEAPOLIS), INC.,
a Minnesota corporation

By: /s/ John T. Bettin
Name: John T. Bettin
Title: President and Treasurer

BUCA TEXAS BEVERAGE, INC.,
a Texas corporation

By: /s/ David LaFlash
Name: David LaFlash
Title: President and Secretary

BUCA INVESTMENTS, INC.,
a Minnesota corporation

By: /s/ John T. Bettin
Name: John T. Bettin
Title: President and Treasurer

Intercreditor and Subordination Agreement